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[LOGO]                                   AM Communications
                                         100 Commerce Drive
                                         Quakertown, PA 18951
                                         (215) 538-8700    fax (215) 538-8779


Memo: AM Warrants issued to NeST for amounts due from AM related to Development Services


Period of Services - Nov 1998 to April 3, 1999

Summary of hours incurred and cost based on contract per attached summary sheet. The parties agree that such summary represents the total amount owed to NeST for all services performed through April 3, 1999.

AM has chosen to pay for services valued at $670,000 by issuing warrants with an exercise price of $.01 per share. Using the average AM stock price per month when services were performed yields a total number of warrants to be issued of 4,170,806.

Terms of Warrant: As defined in the NeST/AM development Agreement

This agreement shall serve as the official document for the issuance of the warrants.


Agreed:

AM Communications                            NeST

By: /s/ Keith Schneck                        By: /s/ Jay Hassan
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Date: 6/24/99                                Date: 6/28/99
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